EXHIBIT G-2"

"NORTHERN LANDS JOA"

A.A.P.L. FORM 610-1982

MODEL FORM OPERATING AGREEMENT

OPERATING AGREEMENT

DATED

	September 1	,	2005	,
Year
OPERATOR	ENCANA OIL & GAS (USA) INC.

CONTRACT AREA	"NORTHERN LANDS"

COUNTIES OR PARISH OF	MAVERICK AND KINNEY			STATE OF	TEXAS
COPYRIGHT 1982 - ALL RIGHTS RESERVED AMERICAN ASSOCIATION OF PETROLEUM LANDMEN, 4100 FOSSIL CREEK BLVD., FORT WORTH, TEXAS, 76137-2791, APPROVED FORM. A.A.P.L. NO. 610 - 1982 REVISED

Note:    The document is a standard form that is not included with this filing.    A summary of changes to the form, as well as the exhibits referenced in the form are attached.    The complete document will be provided to the Securities and Exchange Commission upon request.

Summary Brief of Operating Agreement

Model Form Operating Agreement: A.A.P.L. FORM 610-1982

Date of Agreement: September 1, 2005

Operator: EnCana Oil & Gas (USA) Inc. Interest: 50%
14001 Dallas Parkway, Suite 1000
Dallas, Texas 75240

Non-Operator: The Exploration Company Interest: 50%
500 N. Loop 1604 E., Suite 250
San Antonio, Texas 78232

Contract Area: "Northern Lands"

County, State: Maverick and Kinney, Texas

Exhibits Included: A. Exhibit "A", shall include the following information:
Identification of land subject to this agreement
Restrictions, if any, as to depth, formations, or substances
Percentages or fractional interest of parties to this agreement
Oil and gas leases and/or oil and gas interest subject to this agreement
Addresses of parties for notice purposes
B. Exhibit "B", OMITTED
C. Exhibit "C", Accounting Procedure
D. Exhibit "D", Insurance
E. Exhibit "E", Gas Balancing Agreement
F. Exhibit "F", OMITTED
G. Exhibit "G", OMITTED
H. Exhibit "H", Memorandum of Operating Agreement

Non-Consent Penalty:         500% of each Non-consenting Party's share of the cost of newly acquired surface equipment beyond the wellhead connections, plus 100% of the cost of operation of the well commencing with first production.

500% of that portion of the costs and expenses of drilling, reworking, deepening, plugging back, testing and completing a proposed well.

Expenditures and Liability of Parties:

         Consent to Drill or Deepen shall include Option No. 2 - which is all necessary expenditures for the drilling or deepening and testing of the well.    Consent for the completion of a well shall include all necessary expenditures for the completing and equipping of the well.

$50,000.00 limitation on expenditures without consent. $25,000.00 or greater expenditure requires an AFE.

COPAS Accounting Procedures

Payment required within 30 days of receipt of invoices. Late payments to be charged interest monthly at prime rate of Chase Bank, Dallas, Texas.

Equipment and facilities furnished by Operator shall be charged at rates commensurate with costs of ownership and operation.    Such costs to include costs of maintenance, repairs, other operating expense, insurance, taxes, depreciation, and interest on gross investment less accumulated depreciation not to exceed 12% per annum.

All legal expenses of outside attorneys shall be charged to the joint account. No charges for Operator's legal staff without consent of non-operator.

Overhead Rates: Fixed Rate basis

         Salaries, wages and expenses of Technical Employees and costs of professional consultant services and contract services of technical personnel directly employed on the Joint Property shall be covered by the overhead rates.

Drilling Well Rate: $5,000/month 0'- 6,000'
$7,000/month 6,001' - 10,000'
$8,000/month greater than 10,001'

Producing Well Rate: $500/month 0' - 6,000'
$700/month 6,001' - 10,000'
$800/month greater than 10,001'

ARTICLE XIV
COMPLIANCE WITH LAWS AND REGULATIONS

A. Laws, Regulations and Orders:

         This agreement shall be subject to the conservation laws of the state in which the Contract Area is located, to the valid rules, regulations, and orders of any duly constituted regulatory body of said state; and to all other applicable federal, state, and local laws, ordinances, rules, regulations, and orders.

B. Governing Law:

         This agreement and all matters pertaining hereto, including, but not limited to, matters of performance, non-performance, breach, remedies, procedures, rights, duties and interpretation or construction, shall be governed and determined by the law of the state in which the Contract Area is located.

C. Regulatory Agencies:

         Nothing herein contained shall grant, or be construed to grant, Operator the right or authority to waive or release any rights, privileges, or obligations which Non-Operators may have under federal or state laws or under rules, regulations or orders promulgated under such laws in reference to oil, gas and minerals operations, including the location, operation, or production of wells, on tracts offsetting or adjacent to the Contract Area.

         With respect to operations hereunder, Non-Operators agree to release Operator from any and all losses, damages, injuries, claims and causes of action out of, incident to or resulting directly or indirectly from Operator's interpretation or application of rules, rulings, regulations or orders of the Department of Energy or predecessor or successor agencies to the extent such interpretation or application was made in good faith. Each Non-Operator further agrees to reimburse Operator for any amounts applicable to such Non-Operator's share of production that Operator may be required to refund, rebate or pay as a result of such incorrect interpretation or application, together with interest and penalties thereon owing by Operator as a result of such incorrect interpretation or application.

         Non-Operators authorize Operator to prepare and submit such documents as may be required to be submitted to the purchaser of any crude oil sold hereunder or to any other person or entity pursuant to the requirements of the "Crude Oil Windfall Profit Tax Act of 1980" as same may be amended from time to time ("Act"), and any valid regulations or rules which may be issued by the Treasury Department from time to time pursuant to said Act. Each party hereto agrees to furnish any and all certifications or other information which is required to be furnished by said Act in a timely manner and in sufficient detail to permit compliance with said Act.

ARTICLE XV.
OTHER PROVISIONS

A.            Priority of Article XV.    In the event of conflict between the provisions of this Article XV. and any other provision of this Operating Agreement or its Exhibits the provisions of this Article XV. shall control.

B. Definitions: As used in this Agreement, the following words and items shall have the meaning ascribed to them below:

         1.            Development Block means that part of the Contract Area designated by the proposing Party for an Exploratory Well. A Development Block shall include a nine (9) mile square area (5,760 acres) centered on the Exploratory Well.

2. Development Well means any well proposed in an existing Development Block other than the Exploratory Well.

         3.            Exploratory Well means    a well proposed to any depth below the stratigraphic equivalent of the base of the Glen Rose formation being a depth if 8,171' as shown on the electric log of the Union Producing Company - E. Halsell #1 (API 42-32301126) located in Maverick County, Texas and which is not located in an existing Development Block.

4. Zone means a stratum of earth containing or thought to contain an accumulation of hydrocarbons separately producible from any other accumulation of hydrocarbons.

C.            Required Wells and Operations.    Notwithstanding anything to the contrary stated herein, the non-consent provisions pertaining to the drilling of any well drilled hereunder shall not be applicable to any well or operation which is necessary in order to perpetuate an expiring or terminating lease or leases or interest therein, nor shall it be applicable to any well or operation which is necessary in order to earn an additional lease or leases or interest therein pursuant to any farmout or other agreement.    A well or other operation commenced within ninety (90) days prior to the date the lease or leases (or portions thereof) would expire in the absence of such operations and a well or other operation which must be drilled or conducted to earn or maintain a lease or farmout right shall constitute a "required well" or a "required operation".    As to any such "required well" or "required operation" proposed by any party in which any other party elects not to participate, the non-participating party shall release and relinquish all of the non-participating party's interest in and to the lease or leases, farmout agreements or interest therein which would be perpetuated or earned by such "required well" or "required operation".     The interest in such relinquished leases shall be assigned by the non-participating party to the participating party and such interest shall be free of any subsequently created interests which may have placed thereon by the non-participating party.    If at any time there is more than one location proposed for the drilling of a required well, the parties agree that the location proposed for a required well with the shallowest objective formation, which would serve to perpetuate or earn the subject lease or interest, shall take precedence.

Nothing herein, however, shall ever be construed so as to require an assignment of any such nonparticipating party's interest in any wells or units then producing in which it has an interest.

Such relinquishment of leases shall not relieve the relinquishing party from any obligation, liability or responsibility theretofore incurred.

D.            Statements and Billings.    It is agreed that if any Party to this agreement (hereafter referred to as "Selling Party") disposes of part of the interest credited to it on Exhibit "A" the Selling Party will be solely responsible for billing its Assignee or Assignees, and shall remain primarily liable to the other parties for the interest or interests assigned and shall make prompt payment to Operator for the entire amount of statements and billings rendered to until such time as Selling Party furnish to Operator the following:

1. Written notice of the conveyance and photostatic or certified copies of the assignments by which the transfer was made.

         2.            The name of the Assignee to be billed and a written statement signed by the Assignee to be billed in which it consents to receive statements and billings for the interest credited to Assignee; and, further consents to handle any necessary sub-billings in the event it does not    own the entire interest conveyed by Selling Party.

E.            Lease Payments.    Subject to Article XV.W. below, Operator shall be responsible for payment of delay rentals, royalty on all production sold by Operator on behalf of nonoperator, shut-in well payments and minimum royalties required under the terms of leases initially subjected to this agreement or of subsequently acquired leases if same are owned by all parties hereto.    All parties who shall have agreed to participate in such payments shall reimburse Operator for their proportionate shares thereof. Any party electing not to bear its proportionate share of any payment shall advise Operator of its election no later than 60 days prior to the date on which a payment is due.    Failure to so advise shall be deemed as election to participate in the payment.    In the event that Operator recommends not making a payment, then it shall advise the other parties hereto of its recommendation 15 days prior to the date on which that payment is payable.    Pursuant to its recommendation and/or upon being advised to do so by any party, Operator shall make the appropriate payment and those who elected not to participate therein shall promptly make assignment of their interest to the parties who participated in such payment.

Operator shall diligently attempt to make proper payments but shall not be liable in damages for the loss of any lease or interest therein if through mistake or oversight any rental or payment is not paid or is erroneously paid.    Any such loss shall be borne in accordance with the provisions of Article IV.B.3. unless such failure is through gross negligence.

F.            Gas Marketing.    Until revoked by giving thirty (30) days written notice - non-operators hereby designate Operator to be their agent and gas marketing representative with full and complete power of substitution, to act as agent in all matters with respect to the interest of non-operators in the sale and/or disposition of natural gas, casinghead gas, and gaseous hydrocarbons, including sulphur, produced from the wells drilled pursuant to this agreement.    Operator shall have full, and complete power and authority to bargain, negotiate, agree, ratify, confirm, approve, determine, execute and deliver on behalf of Non-Operator's all contracts or agreements related to the transportation, exchange, sale, or other disposition of Non-Operator's interest in gas, and to amend, modify settle, terminate, compromise or enforce the provisions of all said contracts. Operator shall also have the right to appear and defend or otherwise participate in all legal and administrative proceedings wherein the interest of the Non-Operator's is involved.

Operator shall exercise the foregoing powers and authorities on behalf of Non-Operators in accordance with its good faith judgment and shall have no liability, directly or indirectly, to the undersigned for any action or inaction on behalf of Non-Operator's, save and except where any action or inaction by Operator causing injury or damage to Non-Operator's constitutes intentional bad faith or willful and wanton negligence on the part of Operator.

G.            Right to Propose Operations.    Notwithstanding anything to the contrary contained herein, only parties with a current working interest in a well may propose a drilling, completing, recompleting, reworking, deepening, sidetracking or plugging back operation to such well.

H.            Priority of Operations.    At that point in time when a well achieves its authorized depth pursuant to Article VI.B. if there is more than one operation proposed in connection with the subject well, then unless all participating parties agree on the sequence of such operations, such proposals shall be undertaken in the following order of priority;

1) Proposals to do additional logging, coring or testing.

2) Proposals to attempt completions, first in the objective formation.

3) A proposal to rework current completion

4) Proposals to deepen the well.

5) Proposals to sidetrack the well.

6) Proposals to plug back and attempt completion above objective formation in ascending order.

7) Proposal to plug and abandon the well.

It is provided, however, that if at the time said participating parties are considering any of the above operations the hole in such a condition that a majority of the consenting parties feel that a reasonable, prudent Operator would not conduct an operation in the sequence above provided for fear of placing the hole in jeopardy or losing the same prior to completing the well in the objective depth or objective formation, such operation shall not be given the priority hereinabove set forth.

I.            Limitation on Wells. Notwithstanding a Required Well pursuant to Article XV.C.; without the mutual consent of all parties (i) no more than four (4) wells shall be drilling at one time (ii) no more than fifteen wells (15) wells shall be drilled per year during the first two (2) years of this Agreement and (iii) no more than one (1) well to test the Jurassic formation shall be drilled per year during the first two (2) years of this Agreement. For the purpose of this provision a well shall be deemed to be drilling between the date such well is actually spud until the date the drilling rig is officially released as reflected in the daily drilling report for such well.

J.            Non-Consent Exploratory Well.    Notwithstanding anything to the contrary, in the event that any party hereto elects not to participate in the drilling of an Exploratory Well, that party shall promptly relinquish and assign, upon such well reaching its Objective Depth and being either (i) plugged and abandoned as a dry hole or (ii) completed as a well capable of production, to the parties who drilled such Exploratory Well, one hundred percent (100%) of its right, title and interest in the Development Block as herein defined.    In order to be entitled to the provisions of this Article XV.L., each Exploratory Well drilling proposal must include a plat on which the Development Block is identified. If sufficient acreage does not exist to form such Development Block in the general form of a square, due to lease line boundaries or other Development Block boundaries that have previously been formed, but sufficient contiguous acreage not yet dedicated does exist, then the proposing party may designate such other acreage so long as it is contiguous and as near as possible to being in the form of a square.    Any forfeited interest shall be shared by the consenting parties, in the portion that is applicable to each consenting party's interest to the total interest of the consenting parties, or as the consenting parties may otherwise agree.

The forfeiture herein provided for shall take place without the necessity of a written request therefore, but the non-consenting party agrees upon request of any consenting party to execute and deliver in recordable forms such assignments, releases or other documents, furnished by the consenting party, necessary to evidence such forfeiture.    The forfeited interest shall be free of any Excess Burden as described in Article III.D.

In the event a proposed Exploratory Well is not timely commenced per the terms of this Agreement, the effect shall be as if the proposal had not been made and the creation of the applicable Development Block shall have no further force and effect.

The Operator for the drilling parties shall agree to make a good faith effort as a reasonable prudent operator to log all depths in an Exploratory Well and test all potentially productive zones in a manner consistent with standard oil field practices.

The provisions of this Article XV.J. shall not cause the forfeiture of any party's interest in any Development Block which have been previously created.    Furthermore, this Article XV.J. shall apply only to the drilling of new wells and shall not apply to the reworking, deepening, sidetracking or plugging back of existing wells.

K.            Development Well.    Notwithstanding anything to the contrary, in the event that any party hereto elects not to participate in the drilling of a Development Well, that party shall promptly relinquish and assign, upon such well reaching its Objective Depth and being either (i) plugged and abandoned as a dry hole or (ii) completed as a well capable of production, to the parties who drilled such Development Well, one hundred percent (100%) of its right title and interest in the 640 acre section in which the Development Well is located.    Any forfeited interest shall be shared by the consenting parties, in the proportion that is applicable to each consenting party's interest to the total interest of the consenting parties, or as the consenting parties may otherwise agree.

The forfeiture herein provided for shall take place without the necessity of a written request therefore, but the non-consenting party agrees upon request of any consenting party to execute and deliver in recordable forms such assignments, releases or other documents, furnished by the consenting party, necessary to evidence such forfeiture.    The forfeited interest shall be free of any Excess Burden as described in Article III.D.

In the event a proposed Development Well is not timely commenced per the terms of this Agreement, the effect shall be as if the proposal had not been made and no forfeiture of interest shall occur.

The provisions of this Article XV.K. shall not cause the forfeiture of any party's interest in any other portions of the Development Block which has been previously created.    Furthermore, this Article XV.K. shall apply only to the drilling of new wells and shall not apply to the reworking, deepening, sidetracking or plugging back of existing wells.

L.            Completion.    Each Party shall have the right to make a separate election as to each proposed completion attempt in each interval in that portion of the well in which it has not otherwise relinquished its interest, and an election to become a Non-Consenting Party as to one completion attempt shall not prevent a party from becoming a Consenting Party in subsequent completion attempts, regardless whether the Consenting Parties have recouped the costs of earlier completions pursuant to Article VI.B.2.    Any recoupment of costs by a Consenting Party shall be made solely from the production attributable to the interval in which the completion attempt is made. Election by a previous Non-Consenting Party to participate in a subsequent completion attempt shall require such Party to pay (or reimburse Consenting Parties for, as the case may be) its proportionate share of the costs of salvable materials and equipment installed in the well and on the surface in connection with the operation in which it non-consented insofar as such materials and equipment benefit the completion attempt in which such Party is participating. The Non-Consenting Party's proportionate part (based on the percentage of such costs it would have paid had it previously participated in such Non-Consent operation) of the costs of salvable materials and equipment shall be determined in accordance with Exhibit "C" (COPAS-Article IV.).    If the Consenting Parties have recouped 100% of the cost of such salvable materials and equipment at the time such completion attempt is conducted, then a Non-Consenting Party may participate in the completion attempt with no payment for costs incurred prior to the completion attempt. The Parties that participated in the prior Non-Consent completion attempt, however, shall continue to be entitled to recoup out of the proceeds of production from such Non-Consent completion any balance remaining as specified in Article VI.B.2., less the amount paid by a Non-Consenting Party with respect to salvable equipment and materials from the prior completion attempt pursuant to this Article XV.L.

M.            Recoupment of Non-Consent Penalties. Section VI.B.2. of this Operating Agreement, entitled "Operations by Less than All Parties", is amended to provide that in the event a well has been drilled by the parties to an objective depth agreed to by all the parties and thereafter a proposal is made to either: a) deepen the well or b) to attempt a completion in any sand or horizon penetrated in such well; or c) after production is established, to rework a well as to any sand or horizon, and any party elects not to participate in such operation, the costs for such operation together with the penalty for failure to participate as provided under a) and b) of said Article VI.B.2. shall be recouped only out of production obtained from the sands or horizons encountered below such objective depth in any such proposed deepening operation or only from the particular sand or horizon specified in any such proposed completion attempt or only from the sand or horizon specified in any such proposed completion attempt or only from the sand or horizon specified in any such proposed reworking operation.

N.            Default on Payments.    Except for those items disputed in good faith, if any party (including the Operator) fails to pay its share of any cost, which it is obligated to make under the preceding Article VII.C. or any other provision of this agreement, within the period required for such payment hereunder, then in addition to the remedies provided in Article VII.B. the Operator (or any Non-Operator if the Operator is the party in default) may pursue any or all of the following remedies:

         1.            Suspension of Rights: Operator (or the Non-Operators if Operator is the party in default) may deliver to the party in default a Notice of Default, which shall specify the default, specify the action to be taken to cure the default, and specify that failure to take such action will result in the exercise of one or more of the remedies provided in this Article.    If the default is not cured within twenty (20) days of the delivery, by certified mail, of such Notice of Default, Operator (or the Non-Operator if Operator is the party at fault) may suspend any or all of the rights of the defaulting party granted by this agreement until the default is cured, without prejudice to the    right of the non-defaulting party to continue to enforce the obligations of the defaulting party theretofore accrued or thereafter accruing under this agreement. If Operator is the party in default, the Non-Operators shall in addition have the right, by vote of Non-Operators owning a majority in interest in the Contract Area after excluding the voting interest of Operator, to appoint a new Operator effective immediately.    The rights of a defaulting party that may be suspended hereunder at the election of the non-defaulting parties shall include, without limitations, the right to receive information as to any operation conducted hereunder during the period of such default, and the right to elect to participate in an operation proposed under Article VI.B.1. of this Operating agreement.

         2.            Suit for Damages: Operator (or the Non-Operators if Operator is the party in default) may sue to collect the amount in default together with all consequential damages suffered by the non-defaulting parties as a result of the default, plus interest accruing on the amounts recovered from the date of default until the date of collection at the rate specified in Section 1.(3) of the Accounting Procedures attached hereto.

         3.            Deemed Non-Consent:    Operator (or any Non-Operator if the operator is the party in default) may deliver a written Notice of Non-consent Election to the defaulting party at any time after the expiration of the twenty day cure period following delivery of the Notice of Default, in which event if the billing is for the drilling of a new well or the plugging back, sidetracking, reworking or deepening of a well which is to be or has been plugged as a dry hole, or for the completion or recompletion of any well, the non-paying party will be conclusively deemed to have elected not to participate in the operation and to be a Non-consenting Party with respect thereto under Article VI.B. or VII.D.1. (Option No.2) or XV.C. to the extent of the costs unpaid by such party, notwithstanding any election to participate theretofore made.    If election is made to proceed under this provision, then the non-defaulting party may not elect to sue for the unpaid amount pursuant to this Article XV.N.2.    Until the delivery of such notice of Non-consent Election to the non-paying party, such party shall have the right to cure its default by paying unpaid billing plus interest at the rate set forth in Section I.(3) of the attached Accounting Procedures plus any costs or damages incurred by the non-defaulting parties as a result of the default.    Any interest relinquished pursuant to this Article XV.N.3. shall be offered by Operator (or by the Non-Operator if Operator is the defaulting party) to the non-defaulting parties in proportion to their interests,    and the non-defaulting parties electing to contribute their sharers of the defaulted amount.

In the event a party disputes in good faith the existence of a default on his part that is the subject of a Notice of Default, such party may avoid the imposition of the remedies for such    default contained in this agreement by paying the disputed amount into an account at a bank requiring the signature of both such party and the Operator (or, if the Operator is the party in default, Non-Operator designated by the Non-Operators) in order to release such funds.    Such funds shall be released to the party entitled thereto upon the resolution of the issue raised by the objecting party.

         4.            Non-Judicial Foreclosure: Notwithstanding anything herein to the contrary, from time to time, the Operator shall invoice the Participating Parties for their share of costs and expenses incurred in any well drilled on the Leased Lands or for other costs and expenses relating to the Contract Area reasonably estimated to exceed $25,000.00.    Operator may invoice Participating Party for its proportionate share of actual costs already incurred.    Within twenty (20) days of receipt of a properly documented invoice for its proportionate share of such actual or estimated expenditures, Participating Party shall pay to Operator the full amount reflected on such invoice. Notwithstanding any other provisions of this Operating Agreement and any rights or remedies or Operator thereunder and in addition thereto, if Participating Party fails to pay any properly documented invoice with twenty (20) days of Participating Party's receipt hereof, Operator, at its option, may send written notice to Participating Party by certified mail of Operator's intention to foreclose pursuant to the terms hereof.    Participating Party shall have twenty (20) days after receipt of such notice to pay in full all amount then due.    In the event Participating Party has mortgaged its interest in any of the Contract Area, the wells located on the Contract Area or the production therefrom, and in the further event that Participating Party has furnished to Operator in writing the name and address of such mortgagee(s) prior to the expiration of the twenty (20) day period ensuing after Participating Party's receipt of an invoice for its proportionate share of actual or estimated expenditures, then in the event Operator elects to exercise its foreclosure option, Operator shall contemporaneously, with the sending of a foreclosure notice to Participating Party, send a substantially identical foreclosure notice to such mortgagee(s), and shall give such mortgagee(s) the opportunity to cure Participating Party's default within fifteen (15) days after such mortgagee's receipt of such foreclosure notice.    If Participating Party or any such mortgagee does not pay in full all amounts then due within fifteen (15) days after their respective receipts of such foreclosure notice, then Operator shall proceed to foreclose upon Participating Party's interest in accordance with the following provisions:    If Operator should elect to proceed to foreclose the lien of Operator as against the interest of a participating party having an interest in the Contract Area, this Operating Agreement does hereby include provisions for non-judicial sale under the laws of the State of Texas, and the President of the Operator, is hereby appointed as Trustee for such purpose.    Under such default, said Trustee or Operator shall, at least twenty-one (21) days preceding the date of non-judicial sale, serve written notice of the proposed sale by certified mail of such Participating Party according to the records of Operator.    Service of such notice shall be deemed completed upon deposit of a notice, enclosed in a post-paid wrapper properly addressed to the Participating Party and each other Party obligated to pay said obligations, at the most recent address or addresses as shown on the records of Operator, in a post office or other official depository under the care and custody of the United States Postal Service.    The Affidavit of any person having knowledge of the fact to the effect that such service was completed shall be prima facie evidence of the fact of service.    After such notice, said Trustee shall proceed to sell those certain interests of the Participating Party whose interest is being foreclosed in that portion of the Contract Area hereinafter defined, at public auction to the highest bidder for cash, after having given notice of the time and place of sale and in the manner and after the advertisement of such sale as is now required by the statutes of the State of Texas.    Any interest conveyed to the purchasing party shall be subject to the terms and conditions of this agreement and any subsequent agreement entered into by the defaulting Participating Party and other parties as it relates to the Contract Area.    In making sales of real estate, the sale of a part of the realty would not exhaust the power of sale, and sal;es may be made from time to time until all the property is sold or the obligations paid in full.    Said Trustee shall have the authority to appoint an attorney-in-fact to act as Trustee in conducting the foreclosure sale and execute a Deed to the purchaser or purchasers; and it is further agreed that said Trustee or his successor may sell said property together or in lots and/or parcels as he may deem expedient, and after such sales as aforesaid are made, the Trustee shall execute and deliver to the purchaser or purchasers thereof good and sufficient Deeds, Assignments and other lawful conveyances, with covenants of general warranty, binding the defaulting Participating Party to vest in said purchaser    or purchasers title of such Participating Party in the Contract Area, in fee simple, together with all personal property used or obtained in connection therewith, and together with all of the proceeds of production attributable thereto, including proceeds of production held by any party for payment to such Participating Party.    From the proceeds    of said sale, said Trustee shall first pay all charges, costs and expenses in executing these provisions, and secondly pay all sums due by the Trustee for taxes in the preservation of the security, and thereafter, shall pay all of the remaining sums to the Operator for the satisfaction of the debts of such Participating Party hereunder, and the balance, if any, shall be paid to such Participating Party.    This paragraph shall not apply to those items disputed in good faith.

It is agreed that such sale be a perpetual bar against said Participating Party and his/its heirs, successors, assigns, legal representatives and all other persons claiming under him/it, them or any of them.    It is further agreed that said Trustee or any holder or holders of said obligation or Operator shall have the right to become the purchaser or purchasers at such sale if they are the highest bidder or bidders, in which    event the bid or bids of the purchaser or purchasers, less allowable costs and expenses described above, may be credited upon said indebtedness of said Participating Party.    It is stipulated and agreed that in case of any sale hereunder by the Trustee or his successor, all prerequisites of said sale shall be presumed to have been performed and in any conveyance given hereunder, all statements of fact or recitals therein made as to the nonpayment of money secured or as to any default under the terms hereof or as to the request of the Trustee to enforce this trust or as to the proper and due appointment of any successor or substitute Trustee or as to the advertisement of sale or the time, place and terms of sale or as to any other preliminary act or thing shall be taken all courts of law and equity as prima facie evidence that the facts so stated are true.    Operator may appoint a substitute or successor Trustee in the event the Trustee above named is unable for any reason to serve.

The defaulting Participating Party agrees, upon request by Operator, to execute and deliver in recordable form such assignments, bills of sale, releases or other documents necessary to evidence such foreclosure.

Receipt of notice hereunder shall be deemed to have incurred on the third day after proper mailing.

         5.            Costs and Attorney's Fees:     In the Event any party shall ever be required to bring legal proceeding in order to collect any sums due from any other party or to enforce any other right under this agreement, then the prevailing party in such action shall also be entitled to recover all court costs, costs of collection, and a reasonable attorney's fee, which the lien provided for herein shall also secure.

O,            Notwithstanding the provisions of Article VI.B. and subject to the expenditure limitations set forth in Article VII.D.3., Operator may in accordance with the notice requirement of Article VI.B. propose the acquisition and subsequent installation of post production facilities/equipment to service production from the Contract Area.    However, if approval of this operation and subsequent expenditure is not obtained from all parties and the parties owning at least fifty-one percent (51%) in interest in the Contract Area have approved of such operation and expenditure, and the expenditure is less than Fifty Thousand and No/100 Dollars ($50,000.00), the parties who have failed to respond to such proposal or who have responded in the negative shall nevertheless be bound thereby and obligated to pay their proportionate part of such proposed operation as if they had consented to such operation pursuant to the terms hereof.

P.            In the event this Agreement or provision hereof is, or the operations contemplated hereby, are found to be inconsistent with or contrary to any law, rule, regulation or order, the latter shall be deemed to control and this Agreement shall be regarded as modified accordingly, and as so modified, to continue in full force and effect.    Operator shall prepare and furnish to any duly constituted authority having jurisdiction in the premises through its proper agency or department any and all reports, statements and information that may be requested when such reports are required to be filed by Operator.

Q.            Operator shall act as the representative of all parties hereto in all hearings and proceedings before administrative bodies concerning the Contract Area and, subject to approval by Non-Operators, all costs and expenses incurred by Operator directly or by retention of outside personnel in participation in such hearings or proceedings shall be a proper charge against the joint account; provided, however, that nothing herein contained shall prohibit any of the parties other than Operator from participating in any such hearings or proceedings in his or its behalf and at his or its own cost and expense.

The Operator shall at all times consult freely with the other parties concerning the operations being or to be conducted on the Contract Area and shall permit any party hereto to collaborate in any litigation or hearings before any administrative body, state or federal, affecting the Contract Area and/or the production therefrom.

R.            If the owner of the interests from which a subsequently created interest (as defined in Article III.D.) is derived fails to pay, when due, its share of expenses chargeable hereunder, the lien and/or other rights granted the other parties hereto under the provisions of Article VII.B. or under the appropriate state statutes shall also cover and affect the subsequently created interests; therefore, the rights of the parties hereto shall be the same under this Agreement or the appropriate state statutes as if the subsequently created interest had not been created.

If the owner of the interest from which a subsequently created interest (as defined in Article III.D.) is derived (I) elects to abandon a well under the provisions of Article VI.B. hereof, (ii) elects not to pay rentals attributable to its interest in any lease and thereby is required to assign the lease or that portion or interest therein for which it elects not to pay rentals to those parties paying such rental, such assignment shall be free and clear of the subsequently created interest, in whatever form, including overriding royalties, production payments, net profits, payments, mortgage, lien or any other burden.

The owner created such interest shall indemnify and hold the other parties hereto harmless from any claim or cause of action by the owner of the subsequently created interest.

S.            Should any party sell all or any part of its interest under this Agreement or its rights and interests in the Contract Area, it shall promptly give written notice to other parties, including the name and address of the purchaser.

T.            In the event any lease and the interest covered thereby becomes owned by only one of the parties to this agreement under the terms hereof, any such lease and such interest covered thereby shall thereafter be excluded from the terms of this Agreement.    Further, in the event any lease and the interest affected thereby becomes owned by more than one of the parties hereto, but less than all of the parties hereto, such lease and the interest affected thereby shall thereafter be excluded from the terms of thus Agreement and shall be deemed subject to an Operating Agreement identical in terms to this Agreement but only as between the parties owning interests therein with appropriate adjustments to reflect their participating interests.

U.            News Media and Information Releases.    No party shall distribute any information or photographs to the press or other media without the approval of all the parties except as reasonably required by law or regulation, or generally accepted industry communication practices that does not involve the use of the other party's name or confidential geologic information.    The only exception to the foregoing shall be that in the event of an emergency involving extensive property damage, operations failure, loss of human life, or other clear emergency, Operator is authorized to furnish such minimum strictly factual information as shall be necessary to satisfy the legitimate public interest on the part of the press and duly constituted authorities if time does not permit the obtaining of prior approval by the other party or parties; such party shall thereupon promptly advise the other party or parties of the information so furnished. If a party to the agreement does not respond within 72 hours after the information is received, the issuing party may disburse information to the press of other media at its own discretion.

V.             Partition of Northern Lands.    Not later than October 15, 2007 or within fifteen (15) days of the completion of the fifteenth (15th) Exploratory Well drilled under the terms of this Agreement, whichever is the earlier date. The Parties will meet to conduct a partition pf the Contract Area as follows:

         1.            Within a Development Block.    Operator and Non-Operator will alternate selection of one (1) square mile sections (other than sections on which producing wells are located) until all eight (8) non-producing sections are chosen, with the operator of the well selecting first. Any party that non-consented the Exploratory Well shall have likewise forfeited its selection right in the applicable Development Block.

         2.            Contract Area Outside Development Block(s).    Operator and Non-Operator will alternate selection of nine (9) square mile sections blocks ("Contract Blocks") until all remaining lands within the Contract Area have been partitioned. If less than the two full "Contract Blocks" remain at such point as the parties have selected an equal number of same, then the balance of the Contract Area will be divided into equal "Balance Blocks" by the Non-Operator and the Operator will have its choice of the Balance Blocks.

Once the selection of all blocks is complete, the parties will cooperate to assign to one another the applicable interests in the Contract Area in a form substantially similar to Exhibit "H" to the Purchase and Sale Agreement to which this Agreement is attached as Exhibit "G-2".

In addition, upon the conclusion of the selection of the various Blocks, this Operating Agreement shall terminate except as to those 640 acre sections upon which the parties have jointly drilled an Exploratory Well or a "Development" well within an establish Development Block which the parties shall jointly own and the parties agree to amend the Contract Area in Exhibit "A" to reflect those lands jointly owned by the parties at such time.

W.            While any of the Leases located in the Contract Area described on Exhibit "A" are in force and effect Non-Operator shall be responsible for administrating the payment of all delay rentals, lease extension payments, minimum royalty payments and shut-in well payments ("lease maintenance obligation payment") which become due and payable after the effective date of this Agreement.    Sixty days prior to the due date of any lease maintenance obligation payment, Non-Operator shall give Operator written notice of its payment recommendation adequately identifying the lease and the payment amount in the form of an invoice.    Within 30 days after receipt of the payment notice and invoice, Operator shall notify Non-Operator of its election to participate in the lease maintenance obligation payment.    If Operator elects to participate in the lease maintenance obligation payment, Operator shall immediately reimburse Non-Operator for fifty percent of Non-Operator's proportionate share of such lease maintenance obligation payment. If Non-Operator recommends not to make the lease maintenance obligation payment and Operator wants to continue to maintain the lease, Operator shall immediately pay Non-Operator the full amount of the lease maintenance obligation payment and Non-Operator shall make the payment on behalf of Operator.    In such event, Non-Operator shall immediately assign to Operator all of its remaining interest in said lease that Non-Operator elected not to participate in the lease maintenance obligation payment.     If Operator elects not to participate in the lease maintenance obligation payment, Operator shall immediately assign to Non-Operator all of its remaining interest in said lease that it elected not to participate in the lease maintenance obligation payment.

In the event of an obligation to drill or rework a well on lands covered by said Leases that cannot be satisfied by a lease maintenance obligation payment, Non-Operator, within forty-five (45) days of the critical date, shall give Operator written notice of the drill or rework obligation adequately identifying the lease and stating whether or not Non-Operator    plans to satisfy the drill or rework obligation as to a depth above the base of the Glen Rose formation as same is defined in Exhibit "A" (its "Shallow Rights") in order to maintain the lease.    If Non-Operator has no plans to satisfy the drill or rework obligation on its Shallow Rights, then either party may propose a well on the Contract Area in accordance with the terms of this Northern Lands JOA.

X.            Area of Mutual Interest.    An Area of Mutual Interest ("AMI") is hereby created and established which shall be limited to the Restricted Depths described in Exhibit "A" hereto and shall cover all that portion of Maverick County, Texas located north of the lands outlined in Exhibit "E" to that certain Purchase and Sale Agreement dated September 26, 2005. Such AMI shall remain in force and effect until October 1, 2007 or until the completion of the fifteenth (15th) Exploratory Well drilled under the terms of this Agreement, whichever is the earlier date.    Such AMI shall be subject to the parties pre-existing contractual obligations as of September 1, 2005. If any party to this agreement proposes to acquire (1) any additional acres covering oil, gas and/or mineral interests or (2) any additional unleased oil, gas or other fee mineral or royalty interests located within the boundaries of the AMI ("Fee Interest"), it shall offer ownership of the interest to be acquired by such party in any additional leases or Fee Interests to the other parties to this agreement in proportion to the percentages of ownership of working interest set forth in Exhibit A herein.    If after the effective date of this agreement a party or its parent, subsidiary, affiliate or other party under the control of or controlled by such party ("Acquiring Party") acquires by purchase, farmout, assignment or otherwise an oil and gas leasehold interest or Fee Interest within the AMI, then within thirty (30) days after such acquisition the Acquiring Party shall give written notice to the other parties (Non-Acquiring Parties) of such acquisition, including the actual cost (including non-cash remuneration) and all other material pertaining thereto. If any such leased or Fee Interest includes depths other than the Restricted Depths then 30% of the Acquisition Price shall be allocated to the Restricted Depths. The Non-Acquiring Parties shall have twenty (20) days after receipt of such notice within which to elect whether to purchase their proportionate share of the Acquired Property for its pro-rata portion of the same consideration (or the equivalent value thereof) paid by the Acquiring Party for the Acquired Property (the "Acquisition Price"). A Non- Acquiring Party shall make its election by giving written notice to the Acquiring Party within said twenty (20) day period. Failure to timely give written notice shall be conclusively deemed an election not to acquire an interest in the Acquired Property. If the Non-Acquiring Parties timely elect to acquire their proportionate interest in the Acquired Property, such acquisition shall be closed within thirty (30) days after the end of the twenty (20) day election period by execution and delivery by the Acquiring Party to all such Non-Acquiring Parties of a mutually acceptable assignment specially warranted by, through, and under the Acquiring Party in exchange for payment by such Non-Acquiring Party to the Acquiring Party of the Acquisition Price.

EXHIBIT "A"

Attached to and made a part of that certain Operating Agreement dated September 1, 2005 by and between ENCANA OIL & GAS (USA) INC., as Operator, and THE EXPLORATION COMPANY, as Non-Operators covering the Northern Lands.

I. LANDS SUBJECT TO THIS AGREEMENT:

Being those lands covered by the Oil and Gas Leases described in Exhibit "G-1" to Purchase and Sale Agreement dated effective September 1, 2005 by and between EnCana Oil & Gas (USA) Inc. and The Exploration Company.

II. RESTRICTIONS AS TO DEPTHS, FORMATION, SUBSTANCES AND OPERATIONS:

         This Operating Agreement is limited to depths below the stratigraphic equivalent of the base of the Glen Rose Formation, as shown at a depth of 8,171' feet subsurface on the electric log of the Union Producing Company E. Halsell #1 Well (API 42-323-01126) loated in Maverick County, Texas.

III. INTERESTS OF PARTIES TO THIS OPERATING AGREEMENT:

PARTY	WORKING INTEREST
EnCana Oil & Gas (USA) Inc.	50.00%
The Exploration Company	50.00%

IV. OIL AND GAS LEASES SUBJECT TO THIS OPERATING AGREEMENT:

Being the Oil and Gas Leases decribed in Exhibit "G-1" to Purchase and Sale Agreement dated effective September 1, 2005 by and between EnCana Oil & Gas (USA) Inc. and The Exploration Company.

V. ADDRESSES OF THE PARTIES FOR NOTICE PURPOSES:

ENCANA OIL & GAS (USA) INC. 14001 N. Dallas Parkway, Suite 1000 Dallas, Texas 75240 ATTN: Land Manager Phone: 214-987-7100 Facsimile No.: 214-242-7205

THE EXPLORATION COMPANY
500 North Loop 1604 East, Suite 250
San Antonio, TX 78232
ATTN: Land Manager
Phone: 210-496-5300
Facsimile No.: 210-496-3232

END OF EXHIBIT "A"

EXHIBIT "B"

Attached to and made a part of that certain Operating Agreement dated September 1, 2005 by and between ENCANA OIL & GAS (USA) INC., as Operator, and THE EXPLORATION COMPANY, as Non-Operators covering the Northern Lands.

THERE IS NO EXHIBIT "B" TO THIS AGREEMENT

EXHIBIT "C"

Attached to and made a part of that certain Operating Agreement dated September 1, 2005 by and between ENCANA OIL & GAS (USA) INC., as Operator, and THE EXPLORATION COMPANY, as Non-Operators covering the Northern Lands.

Excluded.
Note: Exhibit C is an Accounting Procedure for Joint Operations. A copy will be provided to the Securities and Exchange Commission upon request.

EXHIBIT "D"

Attached to and made a part of that certain Operating Agreement dated September 1, 2005 by and between ENCANA OIL & GAS (USA) INC., as Operator, and THE EXPLORATION COMPANY, as Non-Operators covering the Northern Lands.

INSURANCE
With respect to all operations conducted hereunder on the contract Area for the joint account of the parties hereto, Operator shall maintain in effect the following insurance coverage:

A.         Workman's Compensation Insurance in accordance with the laws of the state in which the operating area is located and Employer's Liability Insurance with Bodily Injury limits of not less than $1,000,000.00 each accident; Bodily Injury by disease $1,000,000.00 each employee; Bodily injury by disease $1,000,000.00 policy limit; and

B.         General Comprehensive Public Liability Insurance covering the parties hereto in connection with all operations conducted by contractors and subcontractors with minimum general aggregate limit for bodily injury; and property damage of not less than $1,000,000.00, for each occurrence.

C. Automobile combined liability each accident of $1,000,000.00 minimum coverage for bodily injury and property damage.

D.         Cost of Control Extra Expense Insurance ("OEEI") covering Control of Well, Redrilling Expense, Seepage, Pollution, Clean-up and Containment and removal of Debris in the minimum limit of $5,000,000.00 per any one occurrence-combined single limit. Each Non-Operator shall automatically be covered by Operators OEE insurance and shall pay its proportionate share of the cost of such OEE Insurance, unless Non-Operator elects not to be covered by the OEE Insurance by making the appropriate election on the AFE and furnishes Operator with a Certificate of Insurance evidencing such Non-Operator is covered with no less than the minimum amounts set forth above.

Losses not covered by insurance required by this Agreement to be carried for the benefit and at the expense of the parties hereto shall be charged to the joint account.

         If the parties hereto or any of them shall insure their respective risks beyond the specific limits of insurance required hereunder to be carried by the parties, the benefits of such insurance shall inure to the parties procuring and maintaining the same, respectively, and the cost of such insurance shall be borne by such parties, respectively, without reimbursement one from the other and without entering into any accounting hereunder.

E. The premiums paid for all such insurance shall be charged as operation expense. The Operator may carry such other insurance as he deems prudent and reasonable

F.         Notwithstanding anything contained herein to the contrary, any Non-Operator may each elect to provide its own insurance or to be a self-insurer hereunder, and in the event of such election, shall neither be covered by insurance obtained by Operator nor be liable for any part of the costs thereof; provided however, Operator shall provide for Worker's Compensation and Employer's Liability coverage for the benefit of the parties hereto and the cost of such coverage shall be charged to the Joint Account. Any Non-Operator who elects to provide its own insurance or to be a self-insurer hereunder shall provide Operator with a written notice of such election prior to the commencement of operations and upon request by Operator, a certificate of insurance reflecting adequate coverage.

EXHIBIT "E"
GAS BALANCING AGREEMENT

Attached to and made a part of that certain Operating Agreement dated September 1, 2005 by and between ENCANA OIL & GAS (USA) INC., as Operator, and THE EXPLORATION COMPANY, as Non-Operators covering the Northern Lands.

The Parties recognize that imbalances may occur from time to time between them in their separate disposition of Gas.    The Parties hereby agree to handle such Gas imbalances in accordance with the terms of this agreement.

1. Definitions.

The following definitions shall apply to this Agreement:

1.1         "Arm's Length Agreement" shall mean any gas sales agreement with an unaffiliated purchaser or any gas sales agreement with an affiliated purchaser where the sales price under such agreement is representative of prices available under other similar agreements in the area at the same time for natural gas of comparable quality and quantity.

1.2         "Well" means a well subject to the terms of the Joint Operating Agreement to which this Agreement is attached and is capable of producing Gas in one or more zones, formations or horizons.    A Well will be considered a separate Well with respect to, but only to, each reservoir from which the Gas production is not commingled in the wellbore.    If more than one category of Gas is being produced from a single well, then each category of Gas within the Well shall be considered a separate Well.    "Category" as used above shall mean a separate category of Gas established by law, regulation or government order for the purpose of regulating or deregulating the maximum lawful price of Gas, including but not limited to those pricing categories established by the Natural Gas Policy Act of 1978 and regulations or orders of the Federal Energy Regulatory Commission.    All balancing hereunder shall be on a Well by Well basis determined on volumes of Gas produced from such Well measured in MMBtus.

1.3 "Full Share of Current Production" shall mean the Percentage Interest of each Party in the Gas actually produced from a Well during each month.

1.4         "Gas" shall mean all hydrocarbons produced or producible from a Well (whether from a well classified as either an oil well or a gas well by the regulatory agency having jurisdiction in such matters) which are or may be made available for sale or separate disposition by the Parties, excluding oil, condensate and other liquid hydrocarbons recovered from gas by primary field separation equipment prior to processing in a gas plant.    This Agreement does not provide the basis for the balancing of any liquefied hydrocarbons recovered at a gas processing plant; it being the intent of the Parties hereto that such liquefiable hydrocarbons so recovered shall belong to the Party or Parties delivering Gas to such plant.    "Gas" does not include gas used for operations or which is vented, flared or lost prior to its sale or delivery from a Well.

1.5         When used in conjunction with the term "Gas", the terms:    "take", "taking", "took", and "taken" shall be deemed to mean any method of disposition of Gas which is produced and saved from a Well, including Gas purchased or sold by a Party or third party or affiliate, or Gas used by a Party for purposes other than for joint operations hereunder.

1.6 "Makeup Gas" shall mean any Gas taken by an Underproduced Party from a Well in excess of its Full Share of Current Production, whether pursuant to Section 2.3 or Section 3.1 hereof.

1.7         "Maximum Monthly Availability" shall mean the maximum average monthly rate of production at which Gas can be produced from a Well, as determined by the Operator, considering the maximum efficient well rate for each Well, the maximum allowable(s) as set by the appropriate regulatory agency, mode of operation, production facility capabilities and pipeline pressures.

1.8 "Operator" shall mean the individual or entity designated under the terms of the Joint Operating Agreement to which this Agreement (Exhibit "E") is attached.

1.9 "Overproduced Party" shall mean any Party who has taken a greater quantity of Gas from a Well than the Percentage Interest of such Party in the cumulative quantity of all Gas taken from a Well.

1.10 "Overproduction" shall mean the cumulative quantity of Gas taken by a Party in excess of its Percentage Interest in the cumulative quantity of all Gas taken from a Well.

1.11         "Party" and "Parties" shall mean those individuals or entities signatory to the Joint Operating Agreement to which this Agreement (Exhibit "E") is attached, and their respective heirs, successors, transferees and assigns.

1.12 "Percentage Interest" shall mean the percentage or decimal interest of each Party (as determined in accordance with the Joint Operating Agreement) in the Gas from a Well.

1.13 "Royalty" shall mean payments on production to all owners of royalties, overriding royalties, production payments and similar interests.

1.14 "Underproduced Party" shall mean any Party who has taken a lesser quantity of Gas from a Well than the Percentage interest of such Party in the cumulative quantity of all Gas taken from a Well.

1.15 "Underproduction" shall mean the cumulative deficiency in the quantity of Gas taken from a Well than the Percentage interest of such Party in the cumulative quantity of all Gas taken from a Well.

2. Right of Parties to Take Gas.

         2.1         Each Party taking Gas will notify the Operator, or cause the Operator to be notified, of the volumes nominated, the name of the transporting pipeline and the pipeline contract number or meter station relating to such delivery, at least three (3) days prior to the nomination deadline of the Party's transporting pipeline, or a minimum of seven (7) days prior to the beginning of the month, whichever is earlier.    Operator is authorized to deliver the volumes so nominated to the transporting pipeline in accordance with the terms of this Agreement.

         2.2         Each Party shall make a reasonable, good faith effort to take its full Share of Current Production to the extent that such production is required to maintain leases in effect, to protect the producing capacity of a Well or reservoir, to preserve correlative rights or to maintain oil production.

         2.3         During any month when a party fails for any reason to take its Full Share of Current Production (as such Share may be reduced by the right of the other Parties to make up for Underproduction as provided herein) the other Parties shall be entitled to take any Gas which such Party fails to take.    Such Gas shall be made available initially to each Underproduced Party in the proportion that its interest in the Well bears to the total interests of all Underproduced Parties desiring to take such Gas.    If all such Gas is not taken by the Underproduced Parties, the portion not taken shall then be made available to the other Parties in the proportion that their respective interests in the Well bear to the total interest of such Parties.

         2.4         Notwithstanding the provisions of 2.3 hereof, no Overproduced Party shall be entitled in any month to take any Gas in excess of three hundred percent (300%) of its Percentage Interest of the Well's then-current Maximum Monthly Availability in the absence of approval by all Parties; provided, however, that this limitation shall not apply to the extent that it would preclude production that is required to be produced to maintain leases in effect, to preserve correlative rights, or to protect the producing capacity of a Well or reservoir.

         2.5         In the event that a Party fails to take its Full Share of Current Production required to be produced in order to (i) maintain leases in effect, or (ii) to protect the producing capacity of a Well or reservoir, or (iii) to preserve correlative rights, the Operator may sell any part of such Party's Full Share of Current Production that such Party fails to take for its own account, and render to such Party the proceeds derived from the sale of such Full Share of Current Production based on the actual or constructive price received for such Gas, less applicable taxes and Royalty.    In making the sale contemplated herein, the Operator shall be obligated only to obtain such priced and conditions for such sale as are reasonable under the circumstances.    The Party not taking its Full Share of Current production hereby waives any claim related to the marketing of its Gas by the Operator under the conditions described in this paragraph 2.5 other than those occasioned by the Operator's willful misconduct or gross negligence.

3. Volumetric Balancing.

         3.1         Effective the first day of any calendar month following at least twenty (20) days prior written notice to the Operator, any Underproduced Party may begin taking Makeup Gas from a Well for a period of not less than one (1) calendar month.    Any Makeup Gas taken by an Underproduced Party must be in addition to the Underproduced Party's Full Share of Current Production (as such Share may be reduced by the right of the other Parties to make up for Underproduced from a Well as provided herein).    Any Makeup Gas allocated to such Party's account by the Operator during the month of production shall be determined by multiplying fifty percent (50%) of the Full Shares of Current Production of all Overproduced Parties by a fraction, the numerator of which is the Percentage Interest of such Underproduced Party and the denominator of which is the total of the Percentage Interests of all Underproduced Parties desiring to take Makeup Gas.    In no event will an Overproduced Party be required to provide more than fifty percent (50%) of its Full Share of Current Production for Makeup Gas.

3.2 The first Makeup Gas taken by an Underproduced Party shall offset Underproduction in the order in which such Underproduction accrued (i.e., first in, first out).

4.1 Gas Balance Reporting.

         4.1         Within thirty (30) days following the end of the production for that month, each Party taking Gas for its account will furnish or cause to be furnished to the Operator a statement of the volume and Btu content of Gas allocated to such Party's account during the month of production.

         4.2         The Operator will maintain appropriate accounting on a monthly and cumulative basis of the volumes of Gas that each Party is entitled to receive and the volumes of Gas actually taken for each Party's account.

4.3 As to each Well, the Operator will furnish a statement for each such month showing:
(i) the total quantity of gas produced,

(ii) the total quantity of gas used in operations, flared, vented or lost,

(iii) each Party's Full Share of the Current Production,

(iv) the total volume of Gas actually allocated by the Operator and delivered for each Party's account,

(v) the difference between the volume of Gas taken by each Party and that Party's Full Share of Current Production,

(vi) The cumulative Overproduction and Underproduction of each Party, and

(vii) The Btu value of the Gas.

                    Any inconsistency in the Operator's monthly statement shall be reported to the Operator within sixty (60) days and the Operator shall make a proper adjustment thereto within thirty (30) days after final determination of the correct quantities involved.

         4.4         If any Party fails to provide the data required herein for four (4) consecutive production months, any other Party may audit the production and Gas volumes taken by the non-reporting Party to provide the required data.    Such audit shall be conducted only after reasonable notice and during normal business hours in the office of the Party whose records are being audited.    All costs associated with such audit will be charged to the account of the Party failing to provide the required data.

         4.5         Each Party hereto agrees to maintain records as to the volumes and prices of Gas taken each month from a Well, along with the Royalty paid on any such Gas.    The Parties agree to use the cumulative method, as defined in Income Tax Regulation Section I.761-2(d)(4), to report revenue from gas production and sales for federal income tax purposes.    These records are to be maintained for a minimum period of two (2) years after final cash settlement occurs pursuant to Section 6 hereof.

5. Payments on Production.

         5.1         At all times while Gas is being produced from the Contract Area, each party shall pay or cause to be paid all Royalties burdening its interest in Gas actually produced or sold for its own account.    Nothing in this Agreement (Exhibit "E") shall create any obligation on the part of one Party to make payments to another Party's royalty owner and each Party agrees to indemnify and hold the other Parties harmless from any and all claims for Royalty payments asserted by its royalty owners regardless of the theory upon which such claims are based, including but not limited to a claim of Royalties based on a Party's Full share of Current Production whether or not that Party is taking its Percentage Interest on a current basis.    The term "royalty owner" shall include owners of royalties, overriding royalties, production payments and similar interests.    In the event any governmental authority properly prescribes that Royalty payments be made on any other basis than that described above, each Party to this Agreement shall make Royalty payments accordingly, commencing on the effective date authorized by such governmental authority but the obligation of each party to hold the other parties harmless for Royalty claims shall in all cases continue.

6. Cash Settlement.

         6.1         Upon the earlier of the plugging and abandonment of the Well, the termination of the Joint Operating Agreement to which this Agreement (Exhibit "E") is attached, or at cessation of production from a Well for a period of six (6) consecutive months, the Operator or any other Party may give written notice calling for cash settlement of the Gas production imbalances from the Well.    Such notice shall be given to all Parties owning all interest in the Well.

         6.2         Within thirty (30) days after receipt of the notice calling for cash settlement under Section 6.1 above, the Operator will distribute to each Party a final Gas settlement statement detailing the quantity of Overproduction owed by each Overproduced Party to all Underproduced Parties identifying the month(s) to which such Overproduction is attributed.

         6.3         Within thirty (30) days after receipt of Operator's final Gas settlement statement, each Overproduced Party will send its cash settlement, accompanied by appropriate accounting detail, to the Operator.    The Operator will promptly distribute the monies so received, along with any settlement owed by the Operator as an Overproduced Party, to each Underproduced Party to whom settlement is due.    In the event that any Overproduced Party fails to pay any settlement due hereunder, the Operator may turn over responsibility for the collection of such settlement to the Parties to whom it is owed, and the Operator will have no further responsibility with regard to such settlement.

         6.4         Interest at the rate set forth in COPAS Exhibit "C", Section I.3.B, will accrue for all amounts due under Section 6.1, beginning one hundred eight (180) days after receipt of the notice calling for a cash settlement described therein.    Such interest shall be borne by the Operator or any Overproduced Party in the proportion that their respective delays beyond the deadlines set out in Sections 6.2 and 6.3.

         6.5         The price of Gas for cash settlement by an Overproduced Party shall be the price actually or constructively received under an Arm's Length Agreement for the Overproduction, after deducting any amounts previously paid for applicable taxes and Royalty.    If a portion of an Overproduced Party's Gas production is taken for its own use, the price for such Gas will be the price it received for any Gas takes during such periods by such Party pursuant to an Arm's Length Agreement.

         6.6         During periods when an Overproduced Party took Gas for its own use and had no Gas sales under an Arm's length Agreement, Overproduction will be valued at the weighted average price received simultaneously by all Parties for Gas taken in Arm's Length Agreements during such periods of imbalance.    If no Party sold Gas under Arm's Length Agreements when the Overproduction occurred, then the price shall be the last price received by a Party making sales under an Arm's Length Agreement.

         6.7         That portion of any monies collected by an Overproduced Party for Overproduction which is subject to refund by orders of the Federal Energy Regulatory Commission or other governmental authority may be withheld by the Overproduced Party until such prices are fully approved by such governmental authority, unless the Underproduced Party furnishes a corporate undertaking, acceptable to the Overproduced Party, agreeing to hold the Overproduced Party harmless from financial loss due to refunds by such governmental authority.

7. Operating Costs.

         Nothing in this Agreement shall change or affect any Party's obligation to pay its proportionate share of all costs and liabilities incurred in operations on or in connection with a Well, as its share thereof is set forth in the Joint Operating Agreement, irrespective of whether any Party is at any time taking Gas or whether such taking is in proportion to its Percentage Interest in the Well.

8. Liquids.

         The Parties shall share proportionately in and own all liquid hydrocarbons recovered with Gas by field separation equipment operated for the joint account in accordance with their Percentage Interests in the Well.

9. Audit Rights.

         Notwithstanding any provision in this Agreement or any other agreement between the Parties hereto to the contrary, and further notwithstanding any termination or cancellation of this Agreement or such other agreement, for a period of two (2) years after the date that Gas accounts are settled, any Party shall have the right to audit (i) the records of any Overproduced Party as to all matters concerning volumes, Btu content, adjustments and prices (except in the case of volumetric settlement) and disposition of Gas taken from a Well, and (ii) the records of any Underproduced Party as to all matters concerning volumes.    Any such audit shall be conducted at the expense of the Party or Parties desiring such audit, and shall be conducted, after reasonable notice, during normal business hours in the office of the Party whose records are being audited.    The audit rights provided for in this Section 9 shall be in addition to those provided for in Section 4.4 of this Agreement (Exhibit "E").

10. Conflict.

         As between the Parties, in the event of any conflict between the terms of this Agreement (Exhibit "E") and the terms of any gas sales contract, or in the event of any conflict between the terms of this Agreement (Exhibit "E") and the terms of the Joint Operating Agreement, the terms of this Agreement (Exhibit "E") shall govern.

11. Indemnity.

         Each Party agrees to defend, indemnify and hold harmless all other Parties from and against any and all liability for any claims, which may be asserted by any third party which now or hereafter stands in a contractual relationship with such indemnifying Party and which arise out of the operation of this Agreement (Exhibit "E") or any activities of such indemnifying Party under the provisions of this Agreement, and does further agree to save the other Parties harmless from all judgments or damages sustained and costs incurred in connection therewith.

12. Operator Liability.

         Except as otherwise provided in this Agreement (Exhibit "E"), the Operator is authorized to administer the provisions of this Agreement (Exhibit "E"), but shall have no liability to the other Parties for losses sustained or liability incurred which arises out of or in connection with the performance of the Operator's duties hereunder, except such as may result from the Operator's gross negligence or willful misconduct.    The Operator shall not be liable to any Underproduced Party for the failure of any Overproduced Party to pay any amounts owed pursuant to the terms hereof.    In no event shall the Operator be liable nor responsible for any amount of cash settlement based on a value asserted by an Underproduced Party different from the value calculated based on the revenue and volume statements provided by any Overproduced Party to the Operator.

13. Term of Agreement.

         This Agreement (Exhibit "E") shall remain in full force and effect for as long as the Joint Operating Agreement is attached shall remain in force and effect, and thereafter until the Gas accounts between the Parties are settled in full, and shall inure to the benefit of and be binding upon the Parties hereto, and their successors, legal representatives and assigns, if any.    The Parties hereto agree to give notice of the existence of this Agreement (Exhibit "E") to any successor in interest of any such Party and to provide that any such successor shall honor this Agreement (Exhibit "E"), and shall further make any transfer of any interest subject to the Joint Operating Agreement, or any part thereof, also subject to the terms of this Agreement (Exhibit "E").

14. Assignment and Rights Upon Assignment.

         14.1         Notwithstanding anything herein or in the Joint Operating Agreement to the contrary; if any Party assigns (including any sale, exchange, transfer, or other disposition) any of its interest in a Well when such Party is an Underproduced or Overproduced Party, the assignment shall, insofar as the Parties hereto are concerned, include all interest of the assigning Party in the Gas, all rights to receive or the obligation to make any monetary payment which may ultimately be due hereunder, as applicable.    The Operator and each of the other Parties hereto may treat the assignment accordingly, and the assigning Party shall look solely to its successor/assignee for any interest in the Gas or monetary payment that such Party may have or to which it may be entitled or shall cause its successor/assignee to assume any Overproduction obligation of assigning Party under express written acceptance.    Any Overproduced Party and its successor/assignee shall severally and collectively remain liable to the other Parties hereto for any monetary payment relating to its Overproduction incurred prior to the effective date of the assignment or other disposition of interest to the extent that said Overproduction has not been offset by the Underproduced Parties taking Makeup Gas after such assignment or disposition of interest.

         14.2         The provisions of Section 14.1 above shall not be applicable in the event any Party mortgages its interest or disposes of its interest by merger, reorganization, consolidation or sale of substantially all of its assets to a subsidiary or parent company or to any company in which any parent of subsidiary owns a majority of the stock of such company.

15. Meaning of Words.
Unless the context clearly indicates otherwise, words used in the singular include the plural, the plural includes the singular, and the neuter gender includes the masculine and the feminine.

END OF EXHIBIT "E"

EXHIBIT "F"

Attached to and made a part of that certain Operating Agreement dated September 1, 2005 by and between ENCANA OIL & GAS (USA) INC., as Operator, and THE EXPLORATION COMPANY, as Non-Operators covering the Northern Lands.

THERE IS NO EXHIBIT "F" TO THIS AGREEMENT

EXHIBIT "G"

Attached to and made a part of that certain Operating Agreement dated September 1, 2005 by and between ENCANA OIL & GAS (USA) INC., as Operator, and THE EXPLORATION COMPANY, as Non-Operators covering the Northern Lands.

THERE IS NO EXHIBIT "G" TO THIS AGREEMENT

EXHIBIT H

         Attached to and made a part of that certain Operating Agreement dated September 1, 2005 by and between ENCANA OIL & GAS (USA) INC., as Operator, and THE EXPLORATION COMPANY, as Non-Operators covering the Northern Lands

MEMORANDUM OF OPERATING AGREEMENT

STATE OF TEXAS §
§
COUNTIES OF MAVERICK & KINNEY §

This Memorandum and Agreement is entered into effective as of the 1st day of September, 2005 by and between ENCANA OIL & GAS (USA), INC., Secured Party, herein referred to as "Operator" and the Signatory Party(ies) other than Operator, Debtor(s), herein referred to individually as "Non-Operator and collectively as "Non-Operators".

I.

The parties to this Agreement are owners of certain oil and gas interests covering the land or lands described in Exhibit "A" attached hereto and they have entered into an Operating Agreement dated the 1st day of September, 2005, covering said land and the oil and gas leases described in Exhibit "A" attached hereto.    Reference is hereby made to said Operating Agreement for all purposes and its is incorporated herein as if fully set out herein.

II.

The Operating Agreement, in Articles VII., provide for and Non-Operator does hereby grant to Operator, a lien upon Non-Operator's oil and gas rights in the Contract Area and a security interest in its share of oil and gas when extracted and its interest in all equipment, fixtures, personal property, accounts, inventory and general intangibles and proceeds or product thereof, not owned or hereafter acquired in connection with operations on said property, to secure payment of its share of expenses, together with any interest thereon as set out in said Operating Agreement.    To the extent that Operator has a security interest under the Uniform Commercial Code of the State of Texas, Operator shall be entitled to exercise the rights and remedies of the Secured Party under the code, and the bringing of a suit and obtaining a judgement by Operator for the secured indebtedness shall not be deemed as an election of remedies or otherwise affect the lien rights or security interest as set out therein.

III.

The Operating Agreement states and the Operator and Non-Operator hereby agrees that this Memorandum of the Operating Agreement shall serve and may be filed as a Financing Statement to perfect the security interest granted in said Operating Agreement and shall apply to each Non-Operator's interest in oil and gas, equipment, fixtures, personal property, accounts, inventory and general intangibles and proceeds or products related to the oil and gas leases set out in Exhibit "A" hereto.

IV.

The Operating Agreement provides for and each Non-Operator does hereby grant to Operator the right to proceed to foreclose the lien of Operator as against the interest of any Non-Operator by a non-judicial sale under the laws of the State of Texas.    Upon default, Operator shall have the power set out in said Operating Agreement to foreclose said lien by a non-judicial sale in compliance with the laws of the State of Texas which affect such sale.

V.

The Operating Agreement further provides that Operator shall grant and Operator does hereby grant to Non-Operator(s) a like lien and security interest as described in Article II. hereof in and to the interest of Operator in the Property as described in such Article II., and that Non-Operator(s) shall be further authorized to foreclosure such lien pursuant to

a non-judicial sale in the same manner as that set forth in Article IV. hereof.    For purposes of foreclosing such lien and conducting such non-judicial sale pursuant to the Operating Agreement, Non-Operator appointed and does hereby appoint Robert E. Lee, Jr., whose address is 500 North Loop 1604 East, Suite 250, San Antonio, Texas  78232, as Trustee.    It is intended by the Operating Agreement that Non-Operator(s) enjoy the reciprocal rights otherwise granted to Operator with respect to liens, security interests and non-judicial foreclosure in the event of a default by Operator in the payment of his proportionate part of expenses and costs relating to the Contract Area.

VI.

All parties hereto agree that this Memorandum is to be filed of record in order to perfect and give notice of the Operator's (and Non-Operator's lien) as set out in said Operating Agreement, and that this Memorandum and Agreement as a Financing Statement, is to be filed of record, among other places, in the Real Estate Records of all counties where the land described in Exhibit "A" is situated.

Executed this ____ day of _______________________, 2005, but effective as of the day set out above.

OPERATOR

Address: ENCANA OIL & GAS (USA) INC.
14001 N. Dallas Parkway, Suite 1000
Dallas, Texas 75240
(214) 987-7100 (off)
(214) 242-7205 (fax) By:_______________________________
Roger J. Biemans, President

NON-OPERATOR

Address: THE EXPLORATION COMPANY
500 North Loop 1604 East, Suite 250
San Antonio, Texas 78232
(210) 496-3232 (off)
(210) 496-5300 (fax) By:______________________________
James E. Sigmon, President

STATE OF TEXAS §
§
COUNTY OF BEXAR §

         This instrument was acknowledged before me, the undersigned authority, on the _____ day of ______________________, 2005, by ROGER J. BIEMANS, PRESIDENT of ENCANA OIL & GAS (USA) INC. on behalf of said Corporation.

My Commission Expires:__________ ________________________
Notary Public, State of Texas

STATE OF TEXAS §
§
COUNTY OF BEXAR §

         This instrument was acknowledged before me, the undersigned authority, on the _____ day of ______________________, 2005, by JAMES E. SIGMON, PRESIDENT of THE EXPLORATION COMPANY, a Delaware Corporation, on behalf of said corporation.

My Commission Expires:__________ ________________________